SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 13G
Under the Securities Exchange Act of
1934 (Amendment No. )
3DX TECHNOLOGIES, INC.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
88554G109
(CUSIP Number)
Check the following box if a fee is being
paid with this statement.
(A fee is not required only if the filing
person: (1) has a previous statement on
file reporting beneficial ownership of
more than five percent of the class of
securities described in Item 1; and (2)
has filed no amendment subsequent thereto
reporting beneficial ownership of five
percent or less of such class). (See Rule
13d-7).
The remainder of this cover page shall be
filled out for a reporting person's
initial filing on this form with respect
to the subject class of securities, and
for any subsequent amendment containing
information which would alter the
disclosures provided in a prior cover
page.
The information required in the remainder
of this cover page shall not be deemed to
be "filed" for the purpose of Section 18
of the Securities Exchange Act of 1934
("Act") or otherwise subject to the
liabilities of that section of the Act
but shall be subject to all other
provisions of the Act (however, see the
Notes).
(Continued on following pages(s))
CUSIP NO. 88554G109
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
NationsBank Corporation
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF
A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
North Carolina Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
721903
6
SHARED VOTING POWER
0
7
SOLE DISPOSITIVE POWER
721903
8
SHARED DISPOSITIVE POWER
0
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
721903
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
10.00
12
TYPE OF REPORTING PERSON *
HC
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 88554G109
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
NB Holdings Corporation
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
North Carolina Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
721903
6
SHARED VOTING POWER
0
7
SOLE DISPOSITIVE POWER
721903
8
SHARED DISPOSITIVE POWER
0
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
721903
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
10.00
12
TYPE OF REPORTING PERSON *
HC
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 88554G109
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
NationsBank Texas Bancorporation, Inc.
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
721903
6
SHARED VOTING POWER
0
7
SOLE DISPOSITIVE POWER
721903
8
SHARED DISPOSITIVE POWER
0
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
721903
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
10.00
12
TYPE OF REPORTING PERSON *
HC
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 88554G109
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
NationsBank of Texas, N.A.
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
721903
6
SHARED VOTING POWER
0
7
SOLE DISPOSITIVE POWER
721903
8
SHARED DISPOSITIVE POWER
0
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
721903
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
10.00
12
TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 88554G109
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
NationsBanc Capital Corporation
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
Texas Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
721903
6
SHARED VOTING POWER
0
7
SOLE DISPOSITIVE POWER
721903
8
SHARED DISPOSITIVE POWER
0
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
721903
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
10.00
12
TYPE OF REPORTING PERSON *
CO
*SEE INSTRUCTION BEFORE FILLING OUT!
SCHEDULE 13G
Item 1(a) Name of Issuer:
3DX Technologies, Inc.
Item 1(b) Address of Issuer's
Principal Executive Offices:
12012 Wickchester
Suite 250
Houston, Texas 77079-1208
Item 2(a) Name of Person(s) Filing:
(a) NationsBank Corporation
(b) NB Holdings Corporation
(c) NationsBank Texas Bancorporation,
Inc. (d) NationsBank of Texas, N.A.
(e) NationsBanc Capital Corporation
Item 2(b) Address of Principal Business
Office or, if none, Residence:
(a) 101 South Tryon Street, NationsBank
Plaza, Charlotte, North Carolina 28255
(b) 100 North Tryon Street, NationsBank
Corporate Center, Charlotte, North
Carolina 28255
(c) 100 North Tryon Street, NationsBank
Corporate Center, Charlotte, North
Carolina 28255
(d) 901 Main Street, Dallas, Texas
75202
(e) 100 North Tryon Street, 10th
Floor, Charlotte, North Carolina 28255
Item 2(c) Citizenship:
(a) North Carolina corporation
(b) North Carolina corporation
(c) Delaware corporation
(d) U.S. National Banking Association
(e) Texas corporation
Item 2(d) Title of Class of
Securities:
Common Stock
Item 2(e) CUSIP Number:
88554G109
Item 3 If this statement is filed
pursuant to Rules 13d-1(b), or 13d2(b),
check whether the person filing
is a:
(a)
Broker or Dealer registered under
Section 15 of the Act
(b)
X
Bank as defined in Section 3(a)(6) of
the Act
(c)
Insurance Company as defined in
Section 3(a)(19) of the Act
(d)
Investment Company registered under
Section 8 of the Investment Company
Act
(e)
Investment Advisor registered under
Section 203 of the
Investment Advisors Act of 1940
(f)
Employee Benefit Plan, Pension Fund
which is subject to the provisions of
the Employee Retirement Income
Security Act of
1974 or Endowment Fund; see Subsection
240.13d-1(b)(1)(ii)(F)
(g)
X
Parent Holding Company in accordance
with Sub-section
240.13d-1(b)(ii)(G) (Note: See Item 7)
(h)
X
Group, in accordance with Sub-section
240.13d-1(b)(1)(ii)(H)
The following entities are holding
companies:
NationsBank Corporation
NB Holdings Corporation
NationsBank Texas Bancorporation, Inc.
NationsBank of Texas, N.A.
The following entities are banks:
NationsBank of Texas, N.A.
The following entities are registered
investment advisors:
Item 4 Ownership:
With respect to the beneficial ownership
of the reporting entity as of 12/31/97,
see
Items 5 through 11, inclusive, of the
respective cover pages of this Schedule
13G applicable to such entity which are
incorporated herein by reference.
Item 5 Ownership of Five Percent or Less
of a Class:
If this statement is being filed to
report the fact that as of the date
hereof the reporting person has ceased
to be the beneficial owner of more than
five percent of the class of securities,
check the following
Item 6 Ownership of More Than Five
Percent on Behalf of Another Person:
Not applicable.
Item 7 Identification and Classification
of the Subsidiary Which Acquired
the Security Being Reported on By the
Parent Holding Company:
Pursuant to Rule 13d-1(b)(1)(ii)(G) of the
Securities Exchange Act of 1934,
NationsBank Corporation is filing this
Schedule 13G as a parent holding company
of the following: a. NB Holdings
Corporation, which is a holding company of
its subsidiary, NationsBank Texas
Bancorporation, Inc., which is a holding
company of its subsidiary, NationsBank of
Texas, N.A., classifiable under Item 3(b)
as a Bank as defined in Section 3(a)(6) of
the Securities Exchange Act of 1934.
b. NB Holdings Corporation, which is a
holding company of its subsidiary,
NationsBank Texas Bancorporation, Inc.,
which is a holding company of its
subsidiary, NationsBank of Texas, N.A.,
which is a holding company of its
subsidiary, NationsBanc Capital
Corporation, a Texas corporation.
Item 8 Identification and Classification
of Members of the Group:
Except for the relationships referred to
in Item 7 hereof, the reporting entities
do not affirm the existence of a group.
This Form is filed on behalf of each of
the entities listed in Item 2(a) hereof.
Item 9 Notice of Dissolution of Group:
Not Applicable
Item 10 Certification:
By signing below, I certify that, to the
best of my knowledge and belief, the
securities referred to above were acquired
in the ordinary course of business and
were not acquired for the purpose of and
do not have the effect of changing or
influencing the control of the issuer of
such securities and were not acquired in
connection with or as a participant in any
transaction having such purpose or effect.
Signature
After reasonable inquiry and to the best
of my knowledge and belief, I certify that
the information set forth in this
statement is true, complete and correct.
NATIONSBANK CORPORATION
NB HOLDINGS CORPORATION
NATIONSBANK TEXAS BANCORPORATION, INC.
NATIONSBANK OF TEXAS, N.A.
NATIONSBANC CAPITAL CORPORATION
Date: February 17, 1998
By:
Name: Satish G. Pattegar
Title: Senior Vice President